Exhibit 99.1

**For Immediate Release**	For more information, contact: Joseph W. Kiley III, President and Chief Executive Officer Rich Jacobson, Executive Vice President and Chief Financial Officer (425) 255-4400

First Financial Northwest, Inc. Announces Appointment of
Chief Credit Officer of First Financial Northwest Bank

Renton, Washington – December 28, 2015 – First Financial Northwest, Inc. (“Company”) (NASDAQ GS: FFNW), the bank holding company for First Financial Northwest Bank (“Bank”), today announced that Gregg H. DeRitis had been appointed as Senior Vice President and Chief Credit Officer of the Bank effective January 6, 2016.  Mr. DeRitis’ appointment is in connection with Herman L. Robinson’s retirement as Senior Vice President and Chief Credit Officer on January 5, 2016.  Following his retirement as Senior Vice President and Chief Credit Officer, Mr. Robinson will continue to be employed by the Bank as Credit Administrator until March 31, 2016.  On March 31, 2016, Mr. Robinson will resign as Credit Administrator and retire from his employment with the Bank.  Mr. Robinson has served as the Bank’s Senior Vice President and Chief Credit Officer since June 2010.

“We are pleased to have someone with Gregg’s knowledge and experience to serve as the Bank’s Chief Credit Officer.  We also want to thank Rob Robinson for his dedication and outstanding service as Chief Credit Officer of the Bank since 2010.  Rob played a key role in the dramatic improvement in the Bank’s asset and credit quality and he will truly be missed.  We also want to wish him well in his retirement,” stated Joseph W. Kiley III, President and Chief Executive Officer of the Company and the Bank.

Mr. DeRitis joined the Bank in April 2015 as the First Vice President of Credit Administration.  Prior to his employment with the Bank, Mr. DeRitis was Senior Vice President and Chief Credit Officer of Eastside Commercial Bank, Bellevue, Washington from March 2013 until March 2015, when Eastside Commercial Bank was acquired by First Sound Bank, Seattle, Washington.  From October 2012 until February 2013, Mr. DeRitis was employed as a Risk/Lending Consultant by Impact Capital, a non-profit Washington state community based lender.  Prior to that he was employed by KeyBank from January 1990 until July 2012 in a variety of credit related positions and served as Senior Vice President/Senior Credit Officer prior to his departure.

About the Company and the Bank

First Financial Northwest, Inc. is the parent company of First Financial Northwest Bank; a Washington chartered stock savings bank headquartered in Renton, Washington, serving the Puget Sound Region through its two full-service banking offices.  For additional information, please visit the Bank’s website at www.ffnwb.com and click on the “Investor Relations” section.